Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

Fox Rothschild, LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103

OPINION ON LEGAL STATUS OF CANNABIS
COMPANIES HELD BY THE CANNABIS GROWTH FUND

June 1, 2020

INTRODUCTION

Foothill Capital Management, LLC (the “Advisor”) acts as investment advisor to the Cannabis Growth Fund (the “Fund”) and has retained Fox Rothschild, LLP for the purposes of rendering this opinion, which shall serve to update the opinion issued on February 22, 2019, for the benefit of the Fund and its shareholders and, in particular, has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investment in cannabis companies, as defined below. Based upon our analysis, the applicable federal laws are the Controlled Substances Act, the Drug Paraphernalia Law contained within the Controlled Substances Act and Money Laundering Control Act. As described more fully below, our opinion is that the Fund and its shareholders will not violate either federal law and, as a result, will similarly not violate any state marijuana laws with respect to the Fund’s investments in companies that participate in the cannabis industry. This opinion is being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investment into the Fund violate the federal Controlled Substances Act, the Drug Paraphernalia Law or the Money Laundering Control Act.

Our opinion herein is expressed solely with respect to the Controlled Substances Act, 21 U.S.C. §801, et seq. (the “CSA”), the Drug Paraphernalia Law, 21 U.S.C. §863 (the “DPL”) contained within the CSA and the Money Laundering Control Act, 18 U.S.C. §1956 (the “MCA”) and is based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinion expressed below is based upon the CSA, DPL and MCA and relies upon the law now in effect, and in all respects is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Advisor and have not sought to independently verify such matters. For the purposes of this opinion, the Advisor supplied us with a list of companies in which the Fund may invest as of the date of this opinion. This opinion assumes that the Fund will invest in certain companies in accordance with the Fund’s publicly disclosed investment guidelines.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

We have examined certain publicly available information regarding the companies in which the Advisor informs us the Fund intends to invest as of the date of this opinion. First, we have examined the various business relationships/interests of the target investments to determine if their businesses violate the CSA, DPL or MCA by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the Securities and Exchange Commission, SEDAR (which tracks companies listed on Canadian exchanges) and the Australian Securities Exchange. Second, we examined whether any of the target investments were subject to any actions/proceedings for violating the CSA, DPL and MCA solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

FACTUAL BACKGROUND FOR OPINION

Description of the Cannabis Growth Fund’s principal investment strategy

The Fund’s principal investment strategy as presently stated in the Registration Statement is as follows:

•	The Fund seeks to invest 80% of its net assets in exchange traded equity securities of companies that are engaged in the legal cannabis industry across the globe (“Cannabis Companies”). Currently, the contemplated investments are primarily in Canada and the United States and will be purchased on secondary markets.

•	As defined in the Registration Statement, the “Cannabis Companies” are exchange traded and legally participate in activities supporting the cannabis industry, including, for example, agriculture technology (e.g., companies specializing in automated fertilizer and lighting systems), biotechnology (e.g., companies focusing on the pharmaceutical applications of cannabis), consulting services (e.g., companies that provide licensing, zoning, and operational advice), and industrial hemp (e.g., companies that create products using industrial hemp, like paper, building materials, fuel, clothing, etc.).

•	Cannabis Companies do not include companies that directly or indirectly grow or distribute cannabis inside the U.S. In addition, the term Cannabis Companies excludes companies listed on an exchange in a country where cannabis is legal, but has operations in the U.S.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

•	Cannabis Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal and state laws. Further, the Fund will invest in exchange traded equity securities of companies that are engaged exclusively in legal activities under applicable national and local laws, including U.S. federal and state laws.

•	When selecting investments for the Fund’s portfolio, the Advisor employs a strategy that seeks to identify a universe of exchange traded securities of companies engaged in the legal cannabis industry across the globe.

•	If, through its investment process, the Advisor identifies or becomes aware that a particular company no longer meets the Fund’s definition of Cannabis Companies, the Fund will immediately sell that position.

Detailed information on exchange traded securities utilized by the Fund

The Fund will invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange (“TSX”), TSX Venture Exchange (“TSX Venture”) and the Australian Securities Exchange (“ASX”).

The NYSE and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company's securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

The TSX, TSX Venture and ASX require compliance with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws.

Further information on each of these exchanges are as follows:

NYSE

The NYSE is a worldwide market that lists about 80% of U.S. securities. The NYSE acquired the American Stock Exchange in 2008 now known as NYSE-MKT. The NYSE Market is open to listing companies involved in the cannabis industry who are involved in biotech (22nd Century Group: XXII; AbbVie – ABBV; investment in the industry outside of United States (Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI; ETFMG Alternative Harvest: MJ); the agricultural sector (Level Brands, Inc.: NYSE: LEVB; Scott’s Miracle Grow Co.: SMG); and the real estate sector (Industrial Properties, Inc: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non- compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members' compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

“In determining whether to initially list a company or continue a company's listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company's activity, Nasdaq largely relies on the risk factors and other disclosures made in the company's filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.”1

TSX

The TSX is the 12th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)2 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction. Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and that financial transactions involving proceeds generated by, or intended to promote, marijuana- related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

[1]	Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).
[2]	See Staff Notice 2017-0009 dated On October 16, 2017 available at http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.

TSX Venture

This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)3 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking. These requirements apply to all applicants and listed issuers. Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions under the MCA.

[3]	See Notice to Issuers bulletin dated October 16, 2017 available at
https://www.tsx.com/listings/tsx-and-tsxv-issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance- manual/tsxv-corporate- finance-bulletins.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in, Subject Entities, commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

ASX

The ASX is Australia's primary securities exchange. In October 2017, ASX provided additional clarification to its listing requirements specific to cannabis companies as follows:

ASX also notes that the legal status of medical cannabis businesses in the US presently is subject to uncertainty under US federal law. An applicant seeking to list a US medical cannabis business will need to satisfy ASX that its business can be lawfully carried on in the US (under both Federal and State law) before ASX will admit it to the official list.4

LEGAL ANALYSIS

Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA, DPL and MCA in connection with the Fund’s actual and proposed investment in the Cannabis Companies.5 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

[4]	Available at https://www.asx.com.au/resources/newsletters/listed_at_asx/listed-at-asx- 20171030_0917.html.
[5]	For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

That said, based on our review of the case law and other authorities, we note the following:

•	Federal prosecutors have considerable discretion to pursue potential cannabis- related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state law in which they are located.[6]

•	The Advisor has identified examples of U.S. exchange listed companies that have invested or are investing in Canadian cannabis companies and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).[7] Indeed, in August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

•	(iii) The Advisor has identified multiple open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in cannabis companies. For example, the ETFMG Alternative Harvest ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in “exchange-listed common stock (or corresponding American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”)) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, or the legal production, marketing or distribution of cannabis products for medical or non- medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”[8] Another is the American Growth Fund Series Two, which has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved, in at least some way, in the legal cannabis business.”[9] Other cannabis- focused ETFs listed on U.S. exchanges include: Amplify ETF Trust- Amplify Seymour Cannabis ETF; Spinnaker ETF Series - The Cannabis ETF; AdvisorShares Trust - AdvisorShares Pure Cannabis ETF; Cambria ETF Trust - Cambria Cannabis ETF; and Global X Funds - Global X Cannabis ETF.

[6]	See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C., Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty- bribery- and-conspiracy.
[7]	This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.
[8]	ETFMG Alternative Harvest ETF’s Summary Prospectus dated February 9, 2018 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1467831/000161577418000962/s108970_497k.htm.
[9]	American Growth Fund Series Two’s Summary Prospectus dated May 21, 2018 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513818000017/0000005138- 18-000017- index.htm. See also the American Growth Fund Series Two’s supplement dated July 19, 2018 to the prospectus dated November 30, 2017 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513818000036/0000005138-18-000036-index.htm.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

•	In addition, the Advisor has identified examples of other investment companies registered under the 1940 Act with investments in cannabis companies. The Vanguard Developed Markets Index Fund held these cannabis companies as of October 31, 2018: Aphria, Inc., Aurora Cannabis Inc., and Canopy Growth Corp.[10]

•	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA and/or conspiracy to violate the CSA (including the DPL contained within the CSA). The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada or Australia, and (ii) whether investment in the Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis and the proposed investments contemplate the purchase of securities on secondary markets in Canada and Australia. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA in the manner outlined above as to any of the Cannabis Companies.

Our opinion focuses on the CSA, MCA and DPL and, based on the current status of these laws regarding marijuana as of the date of this opinion, it is our view that the CSA, MCA and DPL tend to contain more stringent requirements than applicable state laws. Therefore, it is our opinion that, if the Fund complies with the CSA, MCA and DPL, then in addition to not violating the CSA, MCA and DPL, the Fund will not be aiding and abetting the violation of or conspiring to violate these federal laws and should meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana in the U.S.

[10]	A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of October 31, 2018 is available at https://investor.vanguard.com/mutual-funds/profile/overview/VDVIX/portfolio-holdings.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

I.	FEDERAL LAW

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA. See 21 U.S.C §§ 822(a) and 812(c). Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law. Oyler v. Boles, 368 U.S. 448 (1962). In our legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.” Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978). “This broad discretion ... is particularly ill-suited to judicial review.” Wayte v. United States, 470 U.S.       598, 607 (1985). That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing. See United States Attorney’s Manual (“USAM”) at § 9-27.110.

With respect to business organizations, such as the Fund, the USAM provides the following guidelines to prosecutors to promote the reasoned exercise of discretion.

•	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime (see USAM 9-28.400);

•	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management (see USAM 9- 28.500);

•	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it (see USAM 9-28.600);

•	The business organization’s identification of individuals responsible for the misconduct and production of misconduct information (see USAM 9-28.700);

•	The existence, effectiveness, and enforcement of the business organization's pre- existing compliance program (see USAM 9-28.800);

•	The business organization’s timely and voluntary disclosure of wrongdoing (see USAM 9-28.900);

•	The business organization's remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers (see USAM 9-28.1000);

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

•	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution (see USAM 9-28.1100);

•	The adequacy of remedies such as civil or regulatory enforcement actions (see USAM 9-28.1200); and

•	The adequacy of the prosecution of individuals responsible for the business organization's malfeasance (see USAM 9-28.1300)

B.	DOJ Position on Enforcement of Federal Marijuana Laws

During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

In 2012, Deputy Attorney General Cole released a memorandum11 that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

•	Preventing the distribution of marijuana to minors;
•	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;
•	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;
•	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
•	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;
•	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
•	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and
•	Preventing marijuana possession or use on federal property.

The 2013 Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Id. Taken together, these various memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law, but only reflected a policy subject to change at any time.

[11]	Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf (the “2013 Cole Memo”).

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

In January 2018, Attorney General Jeff Sessions repealed the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”12 The Sessions Memo reinforces the prosecutorial discretion to pursuing penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions. Id.13

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. It appears the government has focused on growers and producers within the states, rather than investors. See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on NASDAQ.

We have not identified public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility. See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments-fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

[12]	Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download (the “Sessions Memo”).
[13]	On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo still remains in effect, its status may change, along with enforcement priorities, when a new Attorney General is appointed and confirmed. However, Attorney General Nominee William Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” See https://vox.com/policy-and- politics/2019/1/28/18200982/marijuana-legalization-tru. . . Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Cannabis Companies being considered for investment are engaged in any cannabis touching business in the U.S. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Cannabis Companies for a violation of the CSA, DPL and/or MCA. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, the ASX and Bloomberg Law Docket.

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe the Fund would not violate the CSA (including the DPL contained within it) or be subject to DOJ marijuana enforcement.

II.	THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .” 21 U.S.C. § 841(a)(1). The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law. 21

U.S.C. § 802(15). In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act. Section 846 provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense. 21 U.S.C. § 846.

Based purely on the plain language of the Fund’s Registration Statement, and the proposed investments including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing or sale of cannabis in the U.S. According to the Fund’s Registration Statement, the Fund is also not preparing or otherwise seeking to distribute the marijuana itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating and supporting the cannabis industry in Canada, not in the United States.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA, aiding or abetting a violation of the CSA or conspiring to violate the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the U.S.

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

III.	THE DPL

Pursuant to the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863, it is unlawful to sell, import/export, or to transport “drug paraphernalia.” The DPL defines “drug paraphernalia as “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance…” 21 U.S.C. § 863(d). The critical inquiry in determining whether a product will meet the drug paraphernalia definition is for what the product is “primarily intended.” The United States Supreme Court has held that whether products are “primarily intended” to be drug paraphernalia must be analyzed as an objective standard and that the phrase “refers generally to an item's likely use.” Posters 'N' Things, Ltd. v. United States, 511 U.S. 513, 521 (1994). A more recent federal appellate court decision clarified that items that have a variety of legal uses, which are not specifically designed and manufactured to make and consume controlled substances, are not necessarily considered drug paraphernalia under the DPL without strong evidence indicating otherwise. See United States v. Romans, 823 F.3d 299, 318 (5th Cir. 2016) (in holding that a hydroponic system did not meet the definition of “drug paraphernalia” the court reasoned that it was not “clearly and directly related to the production, distribution, or consumption of drugs.”). As a result, entities that manufacture products that have legal uses other than being primarily intended or designed for the manufacture, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance should not violate the DPL. Based upon the information reviewed as of the date of this opinion, the Cannabis Companies are not selling products that are primarily intended for the use of a controlled substance.

Based on the foregoing, it is our opinion that the Fund will not violate Section 863 of the CSA, will not be liable for aiding and abetting a violation of Section 863 of the CSA or be liable for conspiring to violate Section 863 of the CSA because the Fund will not invest in any company whose business is “primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance.”

IV.	COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:

[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity- with the intent to promote the carrying on of specified unlawful activity. . . 18 U.S.C. § 1956(a)(1)-(A)(i).

The MCA further provides:

Legal Opinion prepared for Cannabis Growth Fund
June 1, 2020

Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States--with the intent to promote the carrying on of specified unlawful activity. . . 18 U.S.C. § 1956 (a)(2)-(A)

Many exchanges do not have listing requirements that include compliance with U.S. federal laws. The Canadian Securities Exchange (“CSE”) began operations in 2003 to provide a modern and efficient alternative for companies looking to access the Canadian public capital markets. The CSE listing requirements are less strict and many U.S. marijuana companies that comply with their respective state laws have used this platform to gain public access. By way of example, MedMen Enterprises (“MedMen”) is publicly traded on the CSE and is a U.S.-based marijuana company that owns and operates licensed cannabis facilities (including cultivation, manufacturing and retail) in California, Nevada, New York, Illinois and Florida. According to the Fund’s Registration Statement, the Fund will not invest in companies listed on the CSE and will not invest in a company that engages in the cultivation, production or distribution of marijuana in the U.S. unless and until such time as the cultivation, production or distribution of such marijuana or products become legal under U.S. federal law.

Based on the foregoing, in our opinion the Fund’s investment activity should not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

Fox Rothschild, LLP /s

Fox Rothschild, LLP